                                                                EXHIBIT 10(xx)





                             TERMINATION AGREEMENT


         This Termination Agreement is entered into this 20th day of February, 1997 by and between Voice Powered Technology International, Inc., a corporation organized and existing under the laws of the State of California, U.S.A. and having a principal place of business at 15260 Ventura Boulevard, Sherman Oaks, California 91403 ("VPTI"), and Hansol Electronics, Inc., a corporation organized and existing under the laws of the Republic of South Korea and having its principal place of business at 5th Floor, AD Bldg., 997 Daechi-Dong, Gangnam-Gu, Seoul, Korea ("Hansol").

         WHEREAS, VPTI and Hansol have previously entered into a Business Cooperation Agreement for Technology Transfer, Manufacturing and Marketing dated February 23, 1996 (the "Agreement"), and;

         WHEREAS, VPTI and Hansol have determined that it is in their mutual best interest to terminate the Agreement and settle the pending disputes between the parties hereto in connection with the Agreement pursuant to the terms and conditions as stated herein.

         NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, VPTI and Hansol hereby agree as follows.

I. DEFINITIONS - All capitalized terms used herein shall have the same meanings ascribed to them in the Agreement.

II. TERMINATION - Hansol and VPTI hereby agree to terminate the Agreement effective as of the date written above subject to the following terms and conditions:

         1.      TRANSFER OF INVENTORY

                 a) Hansol agrees to release to VPTI, free of all claims, liens and encumbrances of any kind whatsoever the Products and parts (the "Inventory") listed on Exhibit "A" attached hereto valued at $180,365.20.

                 b) Hansol shall make available and VPTI shall be entitled to inspect the Inventory at Hansol's factory in South Korea or other such location within South Korea as Hansol may designate during normal business hours. Such inspection shall require a minimum of three working days and shall be scheduled by mutual agreement between Hansol and VPTI between March 1, 1997 and March 10, 1997.

                 c) VPTI shall have the right to reject any finished goods Inventory that does not meet quality control standards for finished goods in accordance with Exhibit B attached hereto and any parts Inventory which has been previously used in any manufacturing process. Hansol further agrees, upon completion of such inspection by VPTI, to release to VPTI free of all claims, liens or encumbrances of any kind whatsoever, all test fixtures for VPTI's products

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provided by VPTI to Hansol, including but not limited to the COB test fixtures provided by VPTI for the Model 5160. Hansol shall provide to VPTI all documentation required by any governmental authority in South Korea to enable export of the Inventory to VPTI's warehouse in the United States of America. Hansol shall be responsible for all taxes and other fees that may be imposed by such South Korean governmental authority as a result of VPTI's export of such Inventory.

                 d) In the event VPTI rejects any inventory in accordance with Section II.1(c) above, Hansol shall pay to VPTI in cash, within ten (10) business days from the date VPTI notifies Hansol in writing of such rejection, the value of such inventory based upon the component prices utilized to compute the value of such Inventory on Exhibit "A" (the "Shortfall").

                 e) In the event Hansol defaults in its obligation to transfer the Inventory to VPTI in accordance with Section II.1, or fails to make the Shortfall payment to VPTI in accordance with Section II.1(d), VPTI shall have the right to pursue any and all remedies against Hansol to enforce collection of the amounts due VPTI pursuant to this Termination Agreement plus the sum of $150,000 which would have been due to VPTI under Section V.5.B. of the Agreement.

                 f) Except as set forth in the terms of this Termination Agreement, the parties to this Termination Agreement unconditionally release and forever discharge each other, including all respective parents, subsidiaries, predecessors, successors, directors, officers, shareholders, executors, administrators, assigns, representatives, employees and employers, from, and hereby waive, disclaim and relinquish and, all rights to all and any claims they may now have, own, hold or claim to have, own or hold at any time prior to the effective date of this Termination Agreement on whatever basis, whether known or unknown, suspected or not and whether asserted or not with respect to any claims which were, could have been, or may be the subject of the Agreement other than claims pursuant to Section VII of the Agreement which shall survive this Termination Agreement.

                          Each party to the Termination Agreement, furthermore,
acknowledges that he is familiar with Section 1542 of the California Civil Code which provides as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF HIS EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED A TERMINATION WITH THE DEBTOR.

         Each party to this Termination Agreement recognizes that it may have sustained damages, losses, costs or expenses that are presently unknown or unexpected, that may have materially affected the decision to enter this Termination Agreement and that damages, losses or expenses may give rise to additional damages, losses, costs or expenses in the future. Each party to this Termination Agreement acknowledges that this Termination Agreement has been entered into with the knowledge that damages, losses, costs or expenses may exist and hereby expressly waive





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any and all rights he or it may have had under Section 1542 or any other statue or rules of similar effect other than claims assertable pursuant to Section VII of the Agreement.

         2.      TRANSFER OF TECHNOLOGY

                 Hansol agrees to utilize its best efforts to return to VPTI all the material provided to Hansol by VPTI as shown on Exhibit "C" attached hereto and to destroy any copies or other reproductions (electronic or otherwise) of all such material by not later than March 15, 1997.

         3.      TRANSFER OF MARKETING RIGHTS

                 a) Hansol hereby agrees that all marketing rights granted to Hansol for the Territory listed in the Agreement are hereby terminated as of the date hereof.

                 b) Hansol agrees that, on or before March 15, 1997, Hansol shall notify all distributors with whom Hansol had previously sold Products of VPTI or with whom Hansol had entered into other written agreements ("Hansol Customers"), that Hansol will no longer be manufacturing and/or distributing the Products in the Territory and shall refer such Hansol customers to VPTI for future orders. Hansol agrees to provide VPTI with a copy of all such notices.

                 c) Notwithstanding the foregoing, Hansol shall be permitted, for a period of one year from the date herein, to sell or otherwise dispose of, inventory of Products in the Territory in Hansol's possession other than the Inventory listed on Exhibit A

         4.      MISCELLANEOUS PROVISIONS

                 a)       NO WAIVER

                          a waiver by any party hereto of any right it may have
under this Termination Agreement or by reason of its breach shall not imply the waiver of any other right or a subsequent waiver, nor shall it affect the validity or enforceability of any provision hereof.

                 b)       ENTIRE AGREEMENT

                          This Termination Agreement sets forth the entire
agreement and understanding between the parties. It merges all discussions between them and voids and replaces any other agreement or understanding which may hitherto have existed between Hansol and VPTI with respect to the Agreement or the Termination Agreement.

                 c)       NOTICES

                          All notices and other communications made pursuant to
this Termination Agreement shall be in English and in writing and shall be deemed to have been properly given if sent by prepaid registered airmail, by cable (simultaneously confirmed by prepaid registered airmail, by cable (simultaneously confirmed by prepaid registered






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airmail), or by hand delivery to the intended recipient through any of its
authorized offices or at its address.   All notices, reports and other
communications sent to VPTI shall be addressed as follows:

                                  Voice Powered Technology International, Inc.
                                  15260 Ventura Boulevard, Suite 2200
                                  Sherman Oaks, California 91403 USA
                                  Facsimile:  (818) 905-0950
                                  Attention:  Mitchell Rubin

                          All notices, reports and other communications sent to
Hansol shall be addressed as follows:

                                  Hansol Electronics Inc.
                                  Gangnam-Gu, Daechi-Dong 997
                                  (AD B/D 5F) Seoul, Korea
                                  Facsimile:  (02) 558-0746
                                  Attention:  Don Jo

                 d)       SEVERABILITY

                          If any provision of this Termination Agreement is
deemed or determined to be contrary to, prohibit by, or invalid under the applicable laws or regulations of a competent jurisdiction, such provision shall become inapplicable and shall be deemed omitted from this Termination Agreement. Such provision shall not, however, in any way invalidate the remaining provisions of this Termination Agreement, unless such deemed omission herefrom would eliminate an element of this Termination Agreement considered essential to the validity of a contract under said applicable laws.

                 e)       APPLICABLE LAW AND LANGUAGE

                          The validity, constructions and effect of this
Termination Agreement shall be governed by the laws of the State of California, United States of America.

                 f)       ATTORNEYS' FEES

                          In the event a lawsuit or other proceedings are
instituted to enforce any of the terms or conditions of this Agreement, the prevailing party in litigation or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys' fees and court costs or costs of such other proceedings as may be fixed by any court, or other judicial or quasi-judicial body having proper jurisdiction, whether or not such litigation proceedings proceed to a final judgment or award.





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         IN WITNESS WHEREOF, the parts hereto have caused this Termination
Agreement to be duly executed the day and year first above written.

VOICE POWERED TECHNOLOGY                          HANSOL ELECTRONICS, INC.
                                                  INTERNATIONAL, INC.

By:     /s/ MITCHELL B. RUBIN                     By:  /s/ KYUNG HOON KIM
         --------------------                          ----------------------
Name:    Mitchell B. Rubin                        Name:  Kyung Hoon Kim

Title:  Vice President                            Title:  Director





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                                   EXHIBIT A


                                                                    PRICE PER

DESCRIPTION                                        QUANTITY           UNIT           TOTAL
-----------                                        --------           ----           -----
    Finished Goods
    --------------

    Model 5150                                           4,544       $23.00          $   104,512.00
    Model 5160                                              40       $23.83                  953.20
                                                                                     --------------
                                          Total Finished Goods                       $   105,465.20
                                                                                     --------------

    Panasonic MCU's
    ---------------

    Model 5150 - Part # MN1872456XBW-C                   5,400        $4.50          $    24,300.00
    Model 5160 - Part # MN1873256XBY-C                   5,400        $4.50               24,300.00
    Model 5210 - Part # MN1873256XBS-C                   5,400        $4.50               24,300.00
                                                                                     --------------
                                         Total Panasonic MCU's                       $    72,900.00
                                                                                     --------------

    Other Parts
    -----------

    (Details to be provided.  Cost shall not exceed
    100% of VPTI's current component costs)                                          $     2,000.00
                                                                                     --------------

                                                         Total                       $   180,365.20
                                                                                     ==============





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